Exhibit 99.1

For Immediate Release	Contact:

May 19, 2011	Debbie Hancock (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

HASBRO ANNOUNCES ADDITIONAL $500 MILLION SHARE REPURCHASE AUTHORIZATION & QUARTERLY CASH DIVIDEND ON COMMON SHARES

Pawtucket, R.I. (May 19, 2011) -- Hasbro, Inc. (NASDAQ: HAS) announced that its Board of Directors has authorized the Company to repurchase an additional $500 million of its common stock. As of Wednesday, May 18, 2011, $21.4 million remained available in the Company’s prior share repurchase authorization.

Also, the Company announced that its Board of Directors has declared a quarterly cash dividend of $0.30 per common share.  The dividend will be payable on August 15, 2011 to shareholders of record at the close of business on August 1, 2011.

"The additional $500 million share repurchase authorization, coupled with our recently announced 20% increase in our quarterly dividend, underscores the steadfast commitment of Hasbro’s Board of Directors and management to return cash to our shareholders, while also investing in the long-term growth of our business," said Deborah Thomas, Chief Financial Officer.

Since the inception of its buyback program in June 2005, the Company has repurchased 79.4 million shares at a total cost of $2.3 billion and an average price of $29.01 per share.

Repurchases of the Company's common stock may be made from time to time, subject to market conditions. These shares may be purchased in the open market or through privately negotiated transactions. Hasbro has no obligation to repurchase shares under the authorization, and the timing, actual number and value of shares which are repurchased will depend on a number of factors, including the price of the Company's common stock. The Company may suspend or discontinue the repurchase program at any time.

About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company’s world class brand portfolio.  From toys and games, to television programming, motion pictures, video games and a comprehensive licensing program, Hasbro strives to delight its customers through the strategic leveraging of well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY.  The HUB, Hasbro’s multi-platform joint venture with Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) launched on October 10, 2010. The online home of The HUB is www.hubworld.com. The HUB logo and name are trademarks of Hub Television Networks, LLC. © 2011 Hasbro, Inc.  All Rights Reserved.

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